KRONOS WORLDWIDE ANNOUNCES PRELIMINARY RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR OF 2013

DALLAS, TEXAS…January 30, 2014… Kronos Worldwide, Inc.  (NYSE:KRO) today announced that it is exploring the possibility of accessing the debt capital markets and that it expects to report net sales for the fourth quarter of 2013 of $368.6 million compared to net sales of $396.8 million as reported in the fourth quarter of 2012.  For the full year of 2013, the Company expects to report net sales of $1,732.4 million compared to net sales of $1,976.3 million in 2012.  The expected decrease in net sales is due primarily to lower average TiO2 selling prices partially offset by higher sales volumes in the full year period of 2013.  The Company’s TiO2 sales volumes for the full year of 2013 are expected to be approximately 498,000 metric tons, or 6% higher than the full year of 2012.  TiO2 sales volumes in the fourth quarter of 2013 are expected to be approximately 101,000 metric tons, or 1% lower than the fourth quarter of 2012.  TiO2 sales volumes in the fourth quarter of 2013 were impacted by the continued lockout of unionized employees at the Company’s Canadian TiO2 facility, and the resulting curtailment of production at such facility during the lockout.  A new collective bargaining agreement with the Canadian workforce was reached in December 2013, and production at the facility will resume in the first quarter of 2014.  The Company’s average TiO2 selling prices in the fourth quarter of 2013 are expected to be approximately 10% lower than the fourth quarter of 2012, and average TiO2 selling prices in the full year of 2013 are expected to be 19% lower than the full year of 2012.  The Company’s average TiO2 selling prices in the fourth quarter of 2013 were 1% higher as compared to the third quarter of 2013.

The Company also expects to report segment profit in the fourth quarter of 2013 of $1.8 million, compared to segment profit of $4.7 million reported in the fourth quarter of 2012.  For the full year of 2013, the Company expects to report a segment loss of $83.6 million compared to segment profit of $373.8 million in 2012.  The expected decrease in segment profit in the fourth quarter of 2013 compared to the same period of 2012 is due primarily to the net effects of lower feedstock ore costs, lower average TiO2 selling prices and one-time costs of approximately $9 million resulting from the terms of the new collective bargaining agreement reached with the Company’s Canadian workforce mentioned above.   Such one-time Canadian costs consist principally of a non-cash pension charge of approximately $7 million due to the curtailment of one of the Company’s Canadian defined benefit pension plans, and severance and other back-to-work expenses.  The expected decrease in segment profit for the full year 2013 is primarily due to the net effects of lower average TiO2 selling prices, higher raw materials costs, higher sales volumes, a third quarter 2013 litigation settlement charge of $35 million and the one-time Canadian costs.  The Company’s TiO2 production volumes in the fourth quarter of 2013 are expected to be approximately 115,000 metric tons, or 2% higher than the fourth quarter of 2012.  TiO2 production volumes in the full year of 2013 are expected to be approximately 474,000 metric tons, or 1% higher than the full year of 2012.  As previously reported, the Company has been operating its Canadian plant at approximately 15% of the plant’s stated capacity with non-unionized management employees following commencement of the lockout in mid-June 2013.  In addition to the $9 million of one-time costs discussed above, the curtailed production resulting from the lockout resulted in approximately $19 million of unabsorbed fixed production costs and other costs resulting from the lockout charged directly to cost of sales in the second half of 2013.  Adjusted EBITDA (EBITDA excluding the $9 million of one-time Canadian costs and the litigation settlement charge, as applicable) is expected to be approximately $21 million in the fourth quarter of 2013 compared to $12 million in the fourth quarter of 2012, and is expected to be an Adjusted EBITDA loss of approximately $38 million for the full year of 2013 compared to $412 million income in 2012.

As previously reported, the Company experienced significantly higher purchase costs for raw materials such as third party feedstock ore in 2012 and, to a lesser extent, in the first half of 2013.  The Company’s cost of sales per metric ton of TiO2 sold in the first half of 2013 was significantly higher than TiO2 sold in the first half of 2012, as a substantial portion of the TiO2 products sold in the first quarter of 2012 (and a portion of the TiO2 products sold in the second quarter of 2012) was produced with lower-cost feedstock ore purchased in 2011, while a substantial portion of the TiO2 products sold in the first quarter of 2013 (and a portion of the TiO2 products sold in the second quarter of 2013) was produced with higher-cost feedstock ore purchased in 2012.  Although the Company’s purchase cost of third-party feedstock ore has and continues to moderate, such reductions did not begin to be significantly reflected in our cost of sales until the third quarter of 2013.  If the third-party feedstock ore costs reflected in the Company’s expected cost of sales in the fourth quarter and full year of 2013 had been based on the Company’s current cost of third-party feedstock ore procured, the Company’s Adjusted EBITDA for the fourth quarter and full year of 2013 would be approximately $13 million and $218 million higher, respectively, as compared to the amounts expected to be reported for such periods.

The preliminary results for the Company’s fourth quarter and full year of 2013 financial results presented herein are based on management’s current estimates and analysis for the quarter ended December 31, 2013, and are subject to the completion of our financial closing procedures (including the filing of our Annual Report on Form 10-K for the year ended December 31, 2013).  Those procedures are still in process and have not yet been completed.  Accordingly, once our financial closing procedures are completed, the expected financial results reflected in our preliminary results may change and those changes may be material.  There can be no assurance the Company will be successful in its efforts to opportunistically access the debt capital markets.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our business
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion
•	Changes in raw material and other operating costs (such as ore and energy costs)
•	Changes in the availability of raw materials (such as ore)
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation of our competitors
•	Potential consolidation of our customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	The introduction of trade barriers
•	Possible disruption of our business, or increases in our cost of doing business, resulting from terrorist activities or global conflicts
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S.  dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein
•	The ultimate resolution of pending litigation
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.   The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Kronos Worldwide, Inc.  is a major international producer of titanium dioxide products.